Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

The Board of Directors
Acxiom Corporation:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 and Form S-8 (Nos. 33-17115, 33-37610, 33-37609, 33-42351, 33-72310, 333-158005, 333-63633, 333-91395, 333-40114, 333-57470, 333-68620, 333-98613, 333-108900, 333-124901, 333-127743, 333-148946, 333-148708, 333-136919, 333-151333, 333-175854, 333-190906, 333-197463) of Acxiom Corporation of our report dated September 2, 2014, with respect to the balance sheet of LiveRamp, Inc. as of December 31, 2013, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Acxiom Corporation dated September 9, 2014.

BDO USA, LLP

San Francisco, California
September 9, 2014